Post-Effective Amendment No. 19 to
                                                       SEC File No. 70-7727



                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
                                       FORM U-1
                                  APPLICATION UNDER
                THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

                                  GPU, INC. ("GPU")
                                100 Interpace Parkway
                             Parsippany, New Jersey 07054

                     GPU INTERNATIONAL, INC.("GPU International")
                  One Upper Pond Road, Parsippany, New Jersey 07054


                      (Names of companies filing this statement
                         and addresses of principal offices)

                                       GPU, INC
                       (Name of top registered holding company
                              parent of the applicants)


          M.A. Nalewako, Secretary          Douglas E. Davidson, Esq.
          M. J. Connolly, Esq.,             Berlack,  Israels  &  Liberman LLP
          Assistant General Counsel         120 West 45th Street
          GPU Service Corporation           New York, New York  10036
          100 Interpace Parkway
          Parsippany, New Jersey  07054

          W. S. Greengrove, Secretary
          GPU International, Inc.
          One Upper Pond Road
          Parsippany, New Jersey  07054

                    ______________________________________________
                     (Names and addresses of agents for service)

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               GPU  and GPU  International  hereby  post-effectively  amend their  Application on Form U-1, docketed in SEC File No. 70-7727,

          as heretofore amended, as follows:

               A.   By Orders dated November  16, 1995 (HCAR No. 35-26409),

          June  14, 1995 (HCAR No.  35-26307), December 28,  1994 (HCAR No.

          35-26205), September  12, 1994 (HCAR No.  35-26123), December 18,

          1992 (HCAR No. 35-25715) and June 26, 1990 (HCAR No. 35-25108) in

          SEC   File  No.   70-7727  (collectively,   the  "Orders"),   the

          Commission, among  other things, authorized GPU  International to engage  in preliminary  project  development  and  administrative

          activities   ("Project  Activities")   in  connection   with  its

          investments in  (i) qualifying facilities ("QFs"),  as defined in the  Public Utility  Regulatory Policies  Act of  1978 ("PURPA"),

          (ii) exempt wholesale generators  ("EWGs"), as defined in Section

          32  of the Act, and (iii) foreign utility companies ("FUCOs"), as defined in Section 33 of the Act.

               B.   The  Orders  also  authorized  GPU from  time  to  time

          through  December 31,  1997 to  (i) enter  into letter  of credit reimbursement  agreements and  guarantees or  similar obligations

          (collectively,  "Guarantees")  to   secure  GPU   International's

          agreement with any person  (including without limitation  project

          lenders)   in  connection   with  Project   Activities  and   the

          acquisition of ownership or  participation interests in projects;

          (ii) guarantee  the securities or  other obligations of  EWGs and

          FUCOs;  and (iii)  assume liabilities  of EWGs  and FUCOs,  in an aggregate  amount of up to $500 million.  In addition, the Orders authorized GPU  International from time to  time through December

          31, 1997 to enter  into Guarantees, and to assume  liabilities of

          EWGs and FUCOs, in an aggregate amount of up to $50 million.

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               C.   By orders  dated December  1, 1994 (HCAR  No. 35-26179)

          and September 15, 1995 (HCAR No. 35-26374), GPU International was

          authorized to enter into a loan agreement with a group of lenders for which Citibank  N.A. acts as  agent, which permits  revolving credit borrowings of up  to $30 million outstanding at  any time,

          of which up  to $15 million may be utilized  to obtain letters of

          credit.   The  orders also  authorized GPU  to deliver  a support

          agreement  to the lenders on  behalf of GPU  International.  This loan agreement permits new  borrowings through December 12, 1997,

          and  GPU International is in  the process of  discussing with the lenders an extension and increase in such borrowing arrangements.

               D.   At June 30, 1997,  GPU's committed equity investment in

          all such QFs,  EWGs and FUCOs,  including amounts represented  by equity  contribution obligations,  and Guarantee  obligations and the like, amounted to approximately $1,031 million, of which $954 million represented  GPU's "aggregate investment", as  defined in

          Rule 53, in EWGs and FUCOs.  In  addition, at August 31, 1997, no revolving credit  borrowings  and approximately  $1.8 million  in face  amount of  letters  of  credit  was outstanding  under  the

          Citibank loan agreement.

               E.   GPU and  GPUI now propose  as follows: (a)  to increase

          the aggregate principal amount of Guarantees (including which GPU may  have outstanding hereunder)  to $500 million  and expand the purposes  for  which GPU  may  enter  into Guarantees  (including support instruments) to include Guarantees issued in favor of lenders which enter into a loan agreement with GPU International (which loan



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          agreement  may include  a letter of  credit facility);(1)  (b) to increase  to  $100  million  the aggregate  principal  amount  of

          Guarantees   which  GPU   International   may  have   outstanding

          hereunder; and (c) to  extend until December 31, 2000  the period during which they may enter into Guarantees.(2)

                    F.   The  term  of each  Guarantee  and  any letter  of

          credit  ("L/C") reimbursement  agreement,  would  not  exceed  35 years.  Drawings  under each L/C would bear interest  at not more than 5% above the prime rate as  in effect from time to time, and

          L/C  fees would not exceed 1% annually  of the face amount of the

          L/C.  The  interest rate on GPU  International indebtedness which is  guaranteed by GPU, and  fees payable, would  not exceed rates and fees which are  generally obtainable for indebtedness bearing similar  terms, conditions and  features and  which is  issued by companies of the same or reasonably comparable credit quality.

                    G.   GPU submits that all  of the criteria of  Rules 53

          and  54 under the Act  with respect to  the proposed transactions are satisfied:

                    (i)  The average consolidated retained earnings for GPU

               and its subsidiaries,  as reported for the  four most recent quarterly periods  in GPU's Annual  Report on Form  10-K for the

          ______________________

               1    It is contemplated that borrowings by GPU International
          under any such loan agreement would be exempt from prior Commission authorization pursuant to Rule 52(b).

               2 GPU is authorized in SEC File No. 70-8593 to guarantee, and assume obligations of, EWGs and FUCOs. Accordingly, upon receipt of the authorization herein requested, GPU would relinquish its authorization in this docket to guarantee and assume obligations of EWGs and FUCOs, since such authorization has been superseded by SEC File No. 70-8593.


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          year ended December 31,  1996 and Quarterly Reports on  Form 10-Q for the quarters ended June 30, 1997, and March 31, 1997 as filed under  the Securities  Exchange  Act of  1934, was  approximately

          $2,142  million.  As  of June  30,  1997,  GPU  had invested,  or committed  to invest,  directly  or indirectly,  an aggregate  of

          approximately $954  million in EWGs  and FUCOs.   GPU's aggregate

          investment  in  EWGs and  FUCOs, pursuant  to all  outstanding or pending  authorizations to make investments in EWGs or FUCOs will not  at any time exceed  the "safe harbor"  limitation imposed by

          Rule 53 without prior Commission authorization.(3)

                    (ii) GPU  maintains  books  and  records   to  identify

               investments  in, and  earnings  from, each  EWG and  FUCO in which it directly or indirectly holds an interest.

                         (A)  For  each United  States  EWG  in  which  GPU

               directly or indirectly holds an interest:

                              (1)  the books and records  for such EWG will

                    be  kept  in conformity  with  United  States generally

                    accepted accounting principles ("GAAP");

                              (2)  the   financial   statements   will   be

                    prepared in accordance with the GAAP; and

                              (3)  GPU directly or through its subsidiaries

                    undertakes to provide the Commission access to such books


          _____________________

               3 GPU has filed with the Commission Post-Effective Amendments to its Application on Form U-1 in SEC File No. 70-8593 requesting authorization to increase this limitation to 100% of GPU's consolidated returned earnings.


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

                    and records and financial  statements as the Commission

                    may request.

                         (B)  For  each  FUCO or  foreign  EWG  which is  a

               majority  owned subsidiary of GPU:

                              (1)  the   books   and   records   for   such

                    subsidiary will be kept in accordance with GAAP;

                              (2)  the   financial   statements  for   such

                    subsidiary will  be prepared  in accordance  with GAAP;

                    and

                              (3)  GPU directly or through its subsidiaries

                    undertakes to  provide  the Commission  access to  such

                    books and  records and financial  statements, or copies

                    thereof in English, as the Commission may request.

                         (C)  For  each FUCO  or foreign  EWG in  which GPU

               owns 50% or less  of the voting securities, GPU  directly or through its subsidiaries will proceed in  good faith, to the extent reasonable under the circumstances, to cause

                              (1)  such  entity  to   maintain  books   and

                    records in accordance with GAAP;

                              (2)  the financial statements of  such entity

                    to be prepared in accordance with GAAP; and

                              (3) access  by the  Commission to  such books

                    and   records  and  financial   statements  (or  copies

                    thereof) in English as  the Commission may request and,

                    in any event, GPU will provide the Commission on request

                    copies of such  materials as are made available to GPU and its subsidiaries.  If and to the extent that such entity's books, records or financial statements are not maintained

                    in accordance with GAAP, GPU will, upon request of the

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

                    Commission, describe  and quantify each material variation therefrom  as and to the extent required by subparagraphs

                    (a) (2) (iii) (A) and (a) (2) (iii) (B) of Rule 53.

                    (iii)  No more than 2% of GPU's domestic public utility

               subsidiary employees will render  any services, directly  or indirectly, to any  EWG and  FUCO in which  GPU directly  or indirectly holds an interest.

                    (iv) Copies  of this Post-Effective Amendment are being

               provided to the New Jersey Board of Public Utilities and the

               Pennsylvania  Public Utility  Commission, the  only federal,

               state  or local regulatory agencies having jurisdiction over the retail  rates of GPU's electric utility subsidiaries.(4)

               In addition,  GPU will submit to each such commission copies of any Rule 24 certificates required hereunder, as well as a copy  of  Item 9  of GPU's  Form U5S  and  Exhibits H  and I thereof  (commencing with the Form  U5S to be  filed for the calendar year in which the authorization herein requested is granted).

                    (v)  None of the provisions of paragraph (b) of Rule 53

               render  paragraph  (a)  of  that Rule  unavailable  for  the proposed transactions.

                         (A)  Neither GPU nor any  subsidiary of GPU is the

               subject of any pending bankruptcy or similar proceeding.



          ______________________

               4 Pennsylvania Electric Company ("Penelec") is also subject to retail rate regulation by the New York Public Service Commission with respect to retail service to approximately 11,300 customers in Waverly, New York served by Waverly Electric Power & Light Company, a Penelec subsidiary. Waverly Electric's revenues are immaterial, accounting for less than 1% of Penelec's total operating revenues.

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


                         (B)  GPU's average  consolidated retained earnings

               for  the four  most recent quarterly  periods (approximately

               $2,142 million) represented an increase of approximately $28 million in  the average  consolidated retained  earnings for the  previous four  quarterly periods  (approximately $2,114 million).

                         (C) GPU did not incur operating losses from direct

               or  indirect investments in EWGs and FUCOs in 1996 in excess of  5%  of GPU's  December  31,  1996 consolidated  retained earnings.

                    (vi) In accordance  with Rule  54, the  requirements of

               Rule 53(a), (b) and (c) are fulfilled.

               H.   The  estimated  fees, commissions  and  expenses  to be

          incurred by GPU in connection with the proposed transactions will be filed by amendment.

               I.   GPU  believes that Sections 6(a), 7,  9(a), 10, 12, 32,

          and 33  of the Act and Rules 45, 53  and 54 are applicable to the proposed transactions.

               J.   No  Federal  or  State   Commission,  other  than  your

          Commission,  has  jurisdiction  with  respect   to  the  proposed

          transactions.

               K.   It is requested that the Commission issue an order with

          respect  to  the transactions  proposed  herein  at the  earliest practicable  date but, in any  event, not later  than December 1,

          1997.    It  is  further  requested  that  (i)  there  not  be  a

          recommended  decision by  an  Administrative Law  Judge or  other responsible officer of the Commission, (ii) the  Office of Public

          Utility Regulation  be permitted to assist in  the preparation of the

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



          Commission's decision,  and (iii) there be  no waiting period between  the issuance of the  Commission's order and  the date on which it is to become effective.

               L.   The following  exhibits  and financial  statements  are

          filed in Item 6 thereof:

                    (a)  Exhibits.

                         F-1  -    Opinion of Berlack,  Israels &  Liberman
                                   LLP -- to be filed by amendment.

                         F-2  -    Opinion  of  Ballard  Spahr   Andrews  &
                                   Ingersoll -- to be filed by amendment.

                         G    -    Financial  Data Schedule -- to be filed
                                   by amendment.

                         H    -    Proposed form of public notice.

                    (b)  Financial Statements.

                         1-A  -    GPU     and     Subsidiary     Companies
                                   Consolidated Balance  Sheets, actual and
                                   pro  forma,  as  at  June  30,  1997 and
                                   Consolidated  Statements  of Income  and
                                   Retained Earnings, actual and pro forma,
                                   for the  twelve  months ended  June  30,
                                   1997; pro forma journal entries    to be
                                   filed by amendment.

                         1-B  -    GPU  (Corporate) Balance  Sheets, actual
                                   and pro  forma, as at June  30, 1997 and
                                   Statements   of   Income  and   Retained
                                   Earnings,  actual and pro forma, for the
                                   twelve months  ended June 30,  1997; pro
                                   forma journal entries    to be  filed by
                                   amendment.

                         1-C  -    GPU  International  (Corporate)  Balance
                                   Sheets, actual and pro forma, as at June
                                   30,  1997 and  Statements of  Income and
                                   Retained Earnings, actual and pro forma, for the twelve months ended June 30, 1997; pro forma journal entries -- to be filed by amendment.

                         2    -    Reference is made to 1-A above.

                         4    -    None, except  as set  forth in Notes to the
                                   Financial Statements.

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



               M.   The proposed  transaction will  be carried out  for the

          purpose  of  financing  GPU's  and GPU  International's  business activities.  As such, the issuance of an order by your Commission with respect thereto is not a major  Federal action significantly affecting the quality of the human environment.

               N.   No  Federal  agency has  prepared  or  is preparing  an

          environmental  impact  statement  with  respect  to  the  various proposed transactions which are the subject hereof.  Reference is made to Item 4 hereof regarding regulatory approvals with respect to the proposed transactions.






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                                      SIGNATURE

               Pursuant to  the requirements of the  Public Utility Holding

          Company  Act of 1935, the undersigned  companies have duly caused this  statement to be signed  on their behalf  by the undersigned thereunto duly authorized.

          Dated:  September 24, 1997
                                        GPU, INC.


                                        By:

                                             T.G. Howson
                                             Vice President and Treasurer


                                        GPU INTERNATIONAL, INC.



                                        By:

                                             B.L. Levy
                                             President

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